Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

June 24, 2022

VIA E-MAIL

Steve R. Carchedi

[***]

Dear Steve:

The purpose of this letter agreement (“Agreement”) is to confirm the terms of your separation from Allarity Therapeutics, Inc. (the “Company”).1 Unless you rescind your assent as set forth in Section 6 below, this Agreement shall be effective on the eighth (8th) day following your signing of this Agreement (the “Effective Date”), at which time it shall become final and binding on all parties. The Consideration described below is contingent on your agreement to and compliance with the provisions of this Agreement.

1. Separation Date. Your employment with the Company will terminate effective June 29, 2022 (the “Separation Date”). On the Separation Date, you will resign from the Company and all of its subsidiaries in all capacities (including as a director of the Company) and the Company will exercise its right to accelerate the effective date of your resignation to June 29, 2022. On or about the Separation Date, the Company will pay you your final pay for wages earned through the Separation Date and all of your accrued but unused vacation time in accordance with the law.

2. Consideration. If you sign and do not rescind this Agreement as set forth in Section 6 below, then the Company will provide you with the following payments and benefits (collectively, the Consideration”):

(i)	[***];

[1]	Except for the obligations set forth in Section 2 of this Agreement, which shall be the sole obligation of Allarity Therapeutics, Inc., whenever the terms “Allarity” or the “Company” are used in this Agreement (including, without limitation, Section 6), they shall be deemed to include Allarity Therapeutics, Inc., Oncology Venture NS, and any related companies (including, without limitation, any divisions, franchisees, licensees, affiliates, parents and subsidiaries), and its and their respective officers, directors, trustees, employees, agents, successors, predecessors and assigns.

(ii)	Salary continuation at your current base salary for a period of [***] months ($[***] per month), subject to all ordinary payroll taxes, which will be provided as salary continuation in accordance with the Company’s regular payroll processing schedule, with the first payment commencing on the first regular pay date following the Effective Date of this Agreement and the first such payment shall be retroactive to the day immediately following the Separation Date; and

(iii)	Regardless of whether you execute this Agreement, and provided you timely complete the required election forms, you are eligible to continue receiving group medical, dental and/or vision insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If you sign and do not rescind this Agreement, and provided you timely complete the COBRA election forms, then the Company will pay the full cost of the group insurance premiums for said coverage for [***] months (through [***]). After [***], you are responsible for paying the full cost of the group medical, dental and/or vision insurance premiums, if you elect to continue your participation under COBRA, for the balance of time provided by the statute (provided, however, the “qualifying event” under COBRA shall be deemed to have occurred on the Separation Date).

(iv)	With respect to all or your vested stock options (including warrants of Allarity Therapeutics A/S converted into stock options of the Company), vesting will cease upon the Separation Date and you will be permitted to exercise your vested options for a period of ninety (90) days from the Separation Date. Thereafter, all vested options will expire.

3. Acknowledgments. You acknowledge and agree that:

(i)	this Agreement and the Consideration are neither intended to nor shall constitute a severance plan and shall confer no benefit on anyone other than the Company and you;

(ii)	based on your resignation effective immediately, the Consideration provided for herein is not otherwise due or owing to you under any Company policy or any employment agreement (oral or written);

(iii)	except for (a) any unpaid wages and/or vacation time accrued through the Separation Date, which are to be paid by the Company on or about the Separation Date, and (b) any vested monies due to you pursuant to the Company’s 401(k) savings plan, you have been paid and provided all wages, vacation pay, earned sick leave, family and medical leave, holiday pay, commissions, bonuses and any other form of compensation or benefit that may be due to you now or which would have become due in the future in connection with your employment with or separation of employment from the Company; and

(iv)	in order to be reimbursed for outstanding business expenses that you may have incurred on behalf of the Company, all expense reports and supporting documentation must be submitted to the Company on or before August 31, 2022.

4. Unemployment Insurance. You may seek unemployment benefits as a result of your separation from the Company. Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state agency, not by the Company. A completed Employer Information Form (Form UC-1609 REV 04-20) required by the Pennsylvania Department of Labor & Industry Office of Unemployment Compensation Benefits Policy is included with this letter.

5. Return of Company Property; Confidentiality; Non-Disparagement. You hereby covenant and agree to:

(i)	promptly return to the Company, all property and documents (whether in hard copy or electronic form) of the Company in your custody and possession, including (without limitation) any Company-issued laptop computer, Company issued cellphone, any and all Company-issued electronic equipment and devices, files, documents, records, tools, access badges and cards, and keys;

(ii)	abide by the terms of the Service Agreement between you and the Company, (the “Employment Agreement”);

(iii)	abide by any and all common law and/or statutory obligations relating to the protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information, and you specifically agree that you will not disclose any confidential or proprietary information that you acquired as an employee of the Company to any other person or entity, or use such information in any manner that is detrimental to the interests of the Company. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order”;

(iv)	keep confidential and not publicize or disclose the existence and terms of this Agreement, other than to (a) an immediate family member, legal counsel, accountant or financial advisor, provided that any such individual to whom disclosure is made shall be bound by these confidentiality obligations; or (b) a state or federal tax authority or government agency to which disclosure is mandated by applicable state or federal law; and

(v)	not make any statements that are disparaging about or adverse to the business interests of the Company or which are intended to harm the reputation of the Company, including, but not limited to, any statements that disparage any product, service, finances, employees, officers, directors, capability or any other aspect of the business of Company; provided, however, the foregoing will not be violated by truthful statements made by you about the Company’s products, services, finances, employees, officers, directors, capability or any other aspect of the business of the Company in response to a lawfully issued subpoena. The Company agrees that the executive officers of the Company and members of the Board of Directors as of the Separation Date will not make negative comments about you or otherwise disparage you in any manner that is likely to be harmful to your business reputation, provided, however, the foregoing will not be violated by truthful statements made by executive officers of the Company and members of the Board of Directors, in response to a lawfully issued subpoena.

A breach of this Section 5 will constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available, will entitle the Company to stop providing and/or recover any Consideration.

6. Release of Claims.

(i)	You hereby acknowledge and agree that by signing this Agreement and accepting the Consideration, you are waiving your right (for yourself, your spouse, your heirs, executors, administrators and assigns) to assert any form of legal claim against Company (as defined in footnote number 1) of any kind whatsoever from the beginning of time through and including the date of your execution of this Agreement, except for claims related to the Company’s failure to perform its obligations under this Agreement. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against Company seeking any form ofrelief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against Company up through and including the date of your execution of this Agreement. You understand that there could be unknown or unanticipated Claims resulting from your employment with Company and the termination thereof and agree that such Claims are intended to be, and are, included in this waiver and release.

(ii)	Without limiting the foregoing general waiver and release in the previous paragraph, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

(a)	Claims under any local, state or federal discrimination, harassment, fair employment practices or other employment related statute, regulation or executive order, including, without limitation, the Pennsylvania Human Relations Act,

Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act (“OWBPA”), the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Pregnancy Discrimination Act, the Worker

Adjustment and Retraining Notification Act, the National Labor Relations Act, the Civil Rights Act of 1991, and Title VII of the Civil Rights Act of 1964, each as they may have been amended through the Effective Date;

(b)	Claims under any local, state or federal employment related statute, regulation or executive order relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment, including, without limitation, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, the Pennsylvania Wage Payment and Collection Law, the Massachusetts Paid Family and Medical Leave Act, the Massachusetts Earned Sick Time Law, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), each as they may have been amended through the Effective Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(c)	Claims under any local, state or federal common law theory; and

(d)	any other Claim arising under other local, state or federal law.

(iii)	The general release in this Section 6 is not affected or limited by the recitation of the specific releases in this Section 6.

(iv)	Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (“OWBPA”) and the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age. The release set forth in this Section 6 is intended to release any rights you may have against the Company alleging discrimination on the basis of age. Consistent with the OWBPA and your Employment Agreement, you have sixty (60) days to consider and accept the provisions of this Agreement, and you agree that any changes to this Agreement, whether material or immaterial, will not restart the running of this 60-day period. In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you deliver a written notice of rescission. To be effective, such notice of rescission must be hand-delivered to or postmarked and sent by certified mail, return receipt requested, within the seven-day period to Duncan Moore, Chairman of the Board, Allarity Therapeutics, Inc. c/o Scott E. Bartel, Esq. 633 West 5th Street, Suite 4000, Los Angeles, CA 90071, with copies by email to Duncan Moore at dmoore@allarity.com, Thomas Lent, Esq. at tlent@marbarlaw.com and Scott E. Bartel, Esq. at scott.bartel@lewisbrisbois.com.

(v)	Consistent with federal and state discrimination laws, nothing in this release shall be deemed to prohibit you from challenging the validity of this release under federal or state discrimination laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC’) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency.

Further, nothing in this release or Agreement shall be deemed to limit Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under federal or state discrimination laws, or Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under federal or state discrimination laws.

(vi)	The general release in this Section 6 shall not limit any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

7. No Prior Actions. You represent that you have not filed or asserted any cause of action, claim, charge or other action or proceeding against the Company, and to the best of your knowledge, no other person, organization or entity has done so on your behalf.

8. Cooperation. You agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. You understand and agree that your cooperation may include, but is not limited to, making yourself available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company pertinent information, and turning over to the Company all relevant documents which are or may come into your possession all at times and on schedules that are reasonably consistent with your other permitted activities and commitments. In addition, you agree to reasonably cooperate with Company management in the transfer of information that you may have relating to the Company that is not included in the files and other information that was returned to the Company pursuant to Section 5(i) above. In the event that the Company asks for your cooperation, the Company will reimburse you for all reasonable expenses related to such cooperation provided, however, that the Company shall not be required to reimburse you for any attorneys’ fees otherwise reimbursable to you pursuant to any right of indemnification you may have in accordance with the provisions of the Employment Agreement.

9. Miscellaneous.

(i)	This Agreement supersedes any and all prior oral and/or written agreements and sets forth the entire agreement between the Company and you with respect to your separation from the Company except for the post-termination restrictive covenants contained in the agreement referenced in Section 5(ii), which shall remain in full force and effect.

(ii)	No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the Company and you.

(iii)	The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

(iv)	The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from the Company, shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and/or (b) the terms and provisions of this Agreement or to its breach, shall be commenced only and exclusively in the Commonwealth of Pennsylvania in a court of competent jurisdiction, and both parties hereby consent to said jurisdiction.

(v)	Both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, you have been encouraged and given an opportunity to consult with legal counsel, and you acknowledge having done so. By executing this Agreement, you are acknowledging that (a) you have been afforded sufficient time to understand the provisions and effects of this Agreement and to consult with legal counsel; (b) your agreements and obligations under this Agreement are made voluntarily, knowingly and without duress; and (c) neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

If the foregoing correctly sets forth our arrangement, please sign under seal, date and return the enclosed copy of this Agreement to Duncan Moore, Chairman, Allarity Therapeutics, Inc., via email at dmoore@allarity.com, with copies to Thomas Lent, Esq., tlent@marbarlaw.com and scott.bartel@lewisbrisbois.com within the time frame set forth above but not on or before the Separation Date.

Sincerely,

Duncan Moore
Chairman

Accepted and Agreed To under Seal:

Steve R. Carchedi	Date